Exhibit 99.1

Contacts:	Investors:	Media:

	Vincent L. Sadusky LIN TV Corp. (401) 457-9403	Mark Semer Kekst and Company (212) 521-4802
LIN TV Announces Vincent L. Sadusky As New CEO
PROVIDENCE, RI, July 12, 2006 — LIN TV Corp. (NYSE: TVL) today named Vincent L. Sadusky as its new Chief Executive Officer. The Company had previously announced that Mr. Sadusky would act as interim CEO upon the retirement of Gary R. Chapman, which occurred Monday.
Mr. Sadusky will join LIN TV’s Board of Directors and will continue to act as CFO until a replacement is appointed. The Board expects to name a new Chairman in the near future.
The Board of Directors, represented by Peter S. Brodsky, said, “Vince has impressed the Board with his leadership and vision for maximizing the value of LIN’s content and distribution assets in today’s evolving media environment. Those qualities, along with his industry knowledge and experience in growing businesses, make him the ideal CEO for LIN.”
“I am very excited to lead LIN at a critical time in its history and to continue working with our team,” said Mr. Sadusky. “We have a tremendous opportunity to drive growth at the Company by leveraging the platform created by LIN’s long tradition of operational excellence and pursuing new initiatives in the digital age. I am grateful to Gary Chapman for his mentoring and for building such a great company.”
Mr. Sadusky had been LIN TV’s Vice President, Chief Financial Officer and Treasurer since 2004, overseeing all financial functions and acquisitions. Prior to LIN, Mr. Sadusky was CFO and Treasurer of Telemundo Holdings, Inc. where he was instrumental in selling Telemundo to General Electric Corp’s NBC Broadcasting unit for $2.7 billion. Mr. Sadusky has 20 years of business experience, including seven years with the assurance and consulting firm Ernst & Young. Mr. Sadusky holds a MBA from the New York Institute of Technology and a BS in accounting from Penn State, where he was a University Scholar.

About LIN TV
LIN TV Corp. is the owner and operator of 30 television stations in 18 mid-sized markets in the U.S. and Puerto Rico.
The Company owns approximately 20% of KXAS-TV in Dallas, Texas and KNSD-TV in San Diego, California through a joint venture with NBC, and is a 50% non-voting investor in Banks Broadcasting, Inc., which owns KWCV-TV in Wichita, Kansas and KNIN-TV in Boise, Idaho. LIN is also a 1/3 owner of WAND-TV, the ABC affiliate in Decatur, Illinois, which it manages pursuant to a management services agreement.
Financial information and overviews of LIN TV’s stations are available on the Company’s website at www.lintv.com.
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